Continental Materials Corporation Reports Unaudited First Quarter Results

CHICAGO, IL -- (Marketwired - May 21, 2015) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $196,000 or 12 cents per diluted share for its first quarter ended April 4, 2015 compared to a net loss of $1,181,000 or 72 cents per diluted share for the same period in 2014.

Consolidated sales in the first quarter of 2015 were $30,685,000, an increase of $3,861,000 or 14.4% compared to the first three months of 2014. Sales in the Heating and Cooling segment accounted for the largest increase ($2,222,000) as furnace sales in the 2015 quarter rebounded to a more normal level from the first quarter of 2014 and fan coil sales continued to strengthen. Sales in the Evaporative Cooling segment increased $1,099,000 over the first quarter of 2014. The Door segment reported a modest improvement in sales after robust sales in March. The Concrete, Aggregates and Construction Supply ("CACS") segment increased approximately 2.4%. Inclement weather in the area served dampened sales in the first two months of 2015 before a stronger March.

Consolidated selling and administrative expenses in the first quarter of 2015 were $378,000 (8.0%) higher compared to the year-ago period. As a percentage of consolidated sales, all selling and administrative expenses were 16.6% in the first quarter of 2015 compared to 17.6% in the same period of the prior year.

Consolidated depreciation, depletion and amortization charges in the first quarter of 2015 were $92,000 less than in the first three months of 2014. This reduction reflects the reduced level of capital spending in the past five years especially in the CACS segment.

The consolidated operating loss in the first quarter of 2015 was $219,000 compared to an operating loss of $1,685,000 in the first three months of the prior year. The reduced operating loss is primarily due to the improved operating results of the CACS segment and higher sales of the two HVAC segments. The improved operating results of the CACS segment are largely due to increases in pricing as well as reduced delivery and batching costs per yard. The closure of the Pueblo aggregates operation during the third quarter of 2014 also had a significant positive effect.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The estimated effective income tax rate related to the loss from operations for both the first quarter of 2015 and 2014 was 34.0%.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended December 28, 2013 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                     CONTINENTAL MATERIALS CORPORATION
                       SUMMARY OF SALES AND EARNINGS

                                                     Three Months Ended
                                                   April 4,      March 29,
                                                     2015          2014

Sales                                            $ 30,685,000  $ 26,824,000
                                                 ------------  ------------

Operating loss                                       (219,000)   (1,685,000)

Interest expense, net                                 (89,000)      (99,000)

Other income (loss), net                               11,000        (5,000)
                                                 ------------  ------------

Loss before income taxes                             (297,000)   (1,789,000)

Benefit from income taxes                             101,000       608,000
                                                 ------------  ------------

Net loss from operations                             (196,000)   (1,181,000)
                                                 ============  ============

Basic and diluted loss per share                 $       (.12) $       (.72)
                                                 ============  ============

Average shares outstanding                          1,659,000     1,645,000
                                                 ============  ============

CONTACT:
Mark S. Nichter
(312) 541-7207